UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2013

PHILLIPS EDISON – ARC SHOPPING CENTER REIT INC.

(Exact name of registrant specified in its charter)

Maryland	000-54691	27-1106076
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

11501 Northlake Drive

Cincinnati, Ohio 45249

(Address of principal executive offices)

Registrant’s telephone number, including area code: (513) 554-1110

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On May 6, 2013, an affiliate of Phillips Edison – ARC Shopping Center REIT Inc., a Maryland corporation (the “Company”), entered into a purchase and sale agreement, with Northcross Property, LLC, a Delaware limited liability company, to acquire a shopping center containing 280,999 rentable square feet located on approximately 27.8 acres of land in Austin, Texas (“Northcross”). On May 31, 2013, the Company made a total deposit of $1.0 million under the purchase and sale agreement. Pursuant to the purchase and sale agreement, the Company would be obligated to purchase Northcross only after satisfactory completion of agreed upon closing conditions.

The contract purchase price for Northcross is approximately $61.5 million, excluding closing costs. Currently, Northcross is approximately 94.8% leased. Northcross is anchored by a Walmart Supercenter. The consummation of the purchase of Northcross is subject to substantial conditions. The consummation of this acquisition generally will depend upon the satisfaction of the conditions to the acquisition contained in the relevant contracts and no material adverse change occurring related to Northcross.

Other assets may be identified in the future that the Company may acquire before or instead of the investment described above. At the time of filing, the Company cannot make any assurances that the closing of this investment will occur.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHILLIPS EDISON – ARC SHOPPING CENTER REIT INC.

Dated: June 6, 2013	By:	/s/ R. Mark Addy
R. Mark Addy
Chief Operating Officer